Exhibit 99.1

March 3, 2008

News Release

Source: EnXnet, Inc.

Marketing Partners Display EnXnet’s Multimedia Gift Card™ This Week at The Prepaid Card Expo In Las Vegas, Nevada

Tulsa, Okla.—(BUSINESS WIRE)—March 3, 2008 EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW)—news)— is pleased to announce that representatives of our marketing partners will display the MultiMedia Gift Card™ this week at the Prepaid Card Expo in Las Vegas, Nevada.

The show was kicked off this morning and will run through the end of the day on Wednesday. Websites for the Gift Card that have been under construction for some time will be live this week and will be released to the general public in the coming days along with other marketing materials for the card. This now marks the final stage for the full scale rollout of the MultiMedia Gift Card™.

“We are very pleased by the fantastic reception that EXNT has received so far,” stated Ryan Corley, CEO of EnXnet, Inc. “Our Marketing Partners are taking a step by step approach that will be in full swing in the coming days.”

The Prepaid Card Expo is the premier conference and trade show for the network branded prepaid and stored value card industry, encompassing prepaid Visa(R), MasterCard(R), Worldwide, Discover(R), Network, American Express(R), and other network branded cards, as well as retail gift cards. For more information on the Prepaid Card Expo, www.prepaidcardexpo.com.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

or

Integrated Capital Partners, Inc
908-204-0004 for Investor Relations